As filed with the Securities and Exchange Commission on September 2,  2014

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PREMIER ALLIANCE GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	20-0443575
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
(Address of principal executive offices)

2008 STOCK INCENTIVE PLAN
(Full titles of the plan)

Kenneth T Smith, CFO
Premier Alliance Group, Inc.
4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
(704) 521-8077
(Name, address and telephone number of agent for service)

Copy to:

Stuart Sieger, Esq.
Ruskin, Moscou, Faltischek, P.C.
1425 RXR Plaza
Uniondale, New York 11556
(516) 663-6600
(516) 663-6746 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller
reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	10,000,000	$1.00	$10,000,000	$1,288.00

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2008 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s common stock.

(2)
Pursuant to Rule 457(h), the offering price per share, the aggregate offering price and the amount registration fee have been computed on the basis of $1.00 per share, the average of the high and low prices of the Registrant’s common stock as reported on the OTCBB on August 28, 2014.

PART 1

Information Required in this Section 10(a) Prospectus

This Registration Statement relates to two separate prospectuses.

Section 10(a) Prospectus:  Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this registration statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act").

Reoffer Prospectus:  The material that follows Item 2, up to but not including Part II of this Registration Statement, of which the reoffer prospectus is a part, constitutes a “reoffer prospectus,” prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act.  Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of common shares which are deemed to be "control securities” or “restricted securities” under the Securities Act that have been acquired by the Selling Stockholders named in the reoffer prospectus.

Item 1.                                                                                                                                                                             Plan Information.

Premier Alliance Group, Inc. ("we", “us", the “Company” or “Premier") will provide each participant (the “Recipient") with documents that contain information related to our 2008 Stock Incentive Plan and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement on Form S-8 (the “Registration Statement").  The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.  A Section 10(a) prospectus will be given to each Recipient who receives common shares covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.                                                                                                                                                                             Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice by contacting: Mark S. Elliott, Chief Administrative Officer, 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211, (704) 521-8077.

Information required by Part I to be contained in section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the securities Act of 1933, and Note to Part I of Form S-8.

REOFFER PROSPECTUS

PREMIER ALLIANCE GROUP, INC.

600,000 Shares of Common Stock

This prospectus covers _________ shares of our common stock, par value $0.001 per share, which we have issued or will issue to certain of our officers, directors and employees upon exercise of outstanding options.  The shares may be considered “control securities” and/or “restricted securities” under the Securities Act prior to their sale.   All of these shares have been issued or are issuable pursuant to the Plan.

We will not receive any proceeds from such sales.  We will, however, receive proceeds from the exercise of the options, if any.  Information on the selling stockholders and the times and manner in which they may offer and sell shares of our common stock under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution.”

Shares of our common stock trade on the OTC Bulletin Board under the symbol “PIMO.OB”.  On August 18, 2014 the closing price of our common stock was $1.00 per share.

See “Risk Factors” beginning on Page 7 for the factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 2, 2014.

PROSPECTUS SUMMARY

The following is a brief summary of certain information contained elsewhere in this prospectus or incorporated in this prospectus by reference.  This summary is not intended to be a complete description of the matters covered in this prospectus and is qualified in its entirety by reference to the more detailed information contained or incorporated by reference in this prospectus.  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, incorporated by reference into this prospectus, contains information about us, including audited financial statements for our fiscal year ended December 31, 2013.  Please refer to this report and all of our subsequent reports filed with the SEC for additional information.

About Premier

We are a provider of Cyber Security, Energy, and Business Advisory Solutions delivering integration and consulting services. We help clients in diverse industries improve performance, comply with complex regulations, reduce costs, leverage and integrate technology, and stimulate growth. We team with our clients to deliver sustainable and measurable results. Our primary focus is using our expertise on issues related to three key areas for customers; (i) Cyber security, (ii) energy services, and (iii) performance, risk and compliance initiatives.  We work with our customers to assess, design, and provide customized advice and solutions that are tailored to address each client’s particular needs. We provide solutions and services to a wide variety of organizations including Fortune 500 companies, medium-sized businesses and governmental entities.

We were incorporated on January 5, 2000 as Continuum Group C Inc. under the laws of the State of Nevada. Prior to November 5, 2004, we had not engaged in any business operations other than organizational activities; and other than issuing shares to stockholders, we never commenced operational activities. On November 5, 2004, we consummated a share exchange agreement dated as of October 12, 2004, among us, Premier Alliance Group, Inc., a North Carolina corporation (‘‘North Carolina Premier’’), and the shareholders of North Carolina Premier. As a result, North Carolina Premier merged with us and our name was changed to Premier Alliance Group, Inc. Premier Alliance Group commenced operations in 2000.  We were founded by a group of experienced consultants that specialized in technology and financial services.  In November 2004 we became a publicly traded company.  In 2011, we were re-domiciled under the laws of the state of Delaware.  We have grown significantly since starting up through both organic growth and strategic acquisitions of complementary businesses in energy and cyber security.  Significant acquisitions we have completed include Greenhouse Holdings, Inc. in March 2012, Ecological, LLC in December 2012 and Root9B, LLC in November 2013.

Our principal executive offices are located at 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211, and our telephone number is (704) 521-8077.  We maintain a website at “www.premieralliance.com.”   Information contained on our website is not considered to be a part of, nor incorporated by reference in, this prospectus.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements based on current expectations, assumptions, estimates and projections about us, and the industry in which we operate.  We use words such as plans, believes, expects, future, intends and similar expressions to identify forward-looking statements.  These forward-looking statements involve numerous risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of factors more fully described elsewhere in this prospectus. We undertake no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

RISK FACTORS

          The securities offered by the selling stockholders involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment.  Prospective purchasers should carefully consider, among other things, the following risk factors and the other information in this prospectus, including our financial statements and the notes to those statements, prior to making an investment decision.

 Risks Related to Our Business and Industry

NEED FOR ADDITIONAL FINANCING.

As of June 30, 2014 the Company had cash and cash equivalents of approximately $3,315,000 of which $1,900,000 was required to be maintained as collateral for the line of credit.  The line of credit was not renewed upon its expiration and the outstanding balance was paid off on July 3, 2014.  The Company had a cash balance of approximately $1,400,000 as of August 1, 2014.  The Company has taken, and continues to take, steps to enhance its revenue streams and manage costs in order to improve cash flow.  If these steps are not successful in the near term, the Company will need to seek additional financing, however no assurances can be provided that the financing will be available.

A DECLINE IN THE PRICE OF, OR DEMAND FOR, ANY OF OUR BUSINESS ADVISORY SOLUTIONS AND SERVICES, WOULD HARM OUR REVENUES AND OPERATING MARGINS.

Our Business Advisory Solutions services accounted for a significant portion of our revenues in 2012 (approximately 80%), as well as a majority of our revenues during 2013 (approximately 55%). We anticipate that revenue from the Business Advisory Solutions services will continue to constitute a significant portion of our revenues for the foreseeable future and anticipate that revenue in the Energy Solutions segment will outpace the growth of our Business Advisory Solutions revenues. However, a decline in the price of, or demand for, Business Advisory Solutions services would harm our business.

A SIGNIFICANT PORTION OF OUR BUSINESS REVENUES DEPEND ON A RELATIVELY SMALL NUMBER OF LARGE CUSTOMERS.  IF ANY OF THESE CUSTOMERS DECIDE THEY WILL NO LONGER USE OUR SERVICES, REVENUES WILL DECREASE AND FINANCIAL PERFORMANCE WILL BE SEVERELY IMPACTED.

To date, we have received a significant portion of revenues from large sales to a small number of customers. During 2013 and 2012, our five largest customers, together comprised approximately 47% and 45% of our total revenues, respectively. Our operating results may be harmed if we are not able to complete one or more substantial sales to any large customers or are unable to collect accounts receivable from any of the large customers in any future period.

INTENSE COMPETITION IN OUR TARGET MARKETS COULD IMPAIR OUR ABILITY TO GROW AND TO ACHIEVE PROFITABILITY.  IF WE DO NOT GROW, OUR COMPETITIVE ABILITY WILL BE SEVERELY RESTRICTED, WHICH WOULD DECREASE PROFITABILITY.

Our competitors vary in size and in the scope and breadth of the products and services they offer. Our competitors include Deloitte, North Highland, Accenture, Honeywell, Johnson Controls, Ameresco, and Noresco as well as other national firms and a number of smaller regional firms. Many of our competitors have longer operating histories, substantially greater financial, technical, marketing, or other resources, or greater name recognition than us. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Increased competition is likely to result in price reductions, reduced gross margins, and loss of market share, any one of which could seriously harm our business.

OUR LENGTHY SALES CYCLE COULD CAUSE DELAYS IN REVENUE GROWTH, WHICH COULD MAKE IT MORE DIFFICULT TO ACHIEVE OUR GROWTH OBJECTIVES.

The period between initial contact with a potential customer and that customer’s purchase of services is often long.  A customer’s decision to purchase services involves a significant allocation of resources on our part, is influenced by a customer’s budgetary cycles, and in many instances involves a preferred-vendor process. To successfully sell our services, generally we must educate the potential customers regarding the uses and benefits of our services, which can require significant time and resources. Many potential customers are large enterprises that generally take longer to designate preferred vendors; the typical sales cycle in connection with becoming an approved vendor has been approximately six to 12 months. Delay or failure to complete sales in a particular quarter could reduce revenues in that quarter, as well as subsequent quarters over which revenues for the sale would likely be recognized. If the sales cycle unexpectedly lengthens in general, or for one or more large orders, it would adversely affect the timing of revenues and revenue growth. If we were to experience a delay of several weeks on a large order, it could harm our ability to meet forecasts for a given quarter.

WE MAY NOT BE ABLE TO SECURE NECESSARY FUNDING IN THE FUTURE AND MAY BE FORCED TO CURTAIL PLANNED GROWTH, WHICH WOULD SLOW OR STOP THE ABILITY TO GROW, INCREASE REVENUES, AND ACHIEVE PROFITABILITY.

Unless positive cash flow is achieved for our business to grow, substantial working capital will be required. We believe that if capital requirements increase materially from those currently planned, additional financing may be required sooner than anticipated. If we raise additional funds by issuing equity securities, the percentage of our capital stock owned by our current shareholders would be reduced, and those equity securities may have rights that are senior to those of the holders of our currently outstanding securities. Additional financing may not be available when needed on commercially acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may be forced to curtail planned growth, and we may be unable to develop or enhance planned products and services, take advantage of future opportunities, or respond to competitive pressures.

THERE ARE RISKS ASSOCIATED WITH ACQUISITIONS.

An integral part of our growth strategy is evaluating and, from time to time, consummating acquisitions. These transactions involve a number of risks and present financial, managerial and operational challenges, including: diversion of management’s attention from running the existing business; increased expenses, including legal, administrative and compensation expenses resulting from newly hired employees; increased costs to integrate personnel, customer base and business practices of the acquired company; adverse effects on reported operating results due to possible impairment of intangible assets including goodwill associated with acquisitions; and dilution to stockholders to the extent of issuance of securities in the transaction.  We may not be able to acquire additional businesses on favorable terms or at all.  In addition, failure to identify or complete acquisitions of suitable properties could slow our growth.

OUR EXECUTIVE OFFICERS AND DIRECTORS WILL BE ABLE TO EXERT SIGNIFICANT INFLUENCE OVER US TO THE DETRIMENT OF MINORITY SHAREHOLDERS,WHICH WILL LIMIT OUR SHAREHOLDERS’ ABILITY TO INFLUENCE THE OUTCOME OF KEY DECISIONS.

Our executive officers and directors collectively control approximately 13.0% of our current outstanding capital stock and approximately 32.0% on a fully diluted basis. As a result, if they act together they will be able to influence management and affairs and all matters requiring shareholder approval, including significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing any change in control of our Company and might affect the market price of the common stock.

MIRIAM BLECH AND ISAAC BLECH HAVE SUBSTANTIAL INFLUENCE OVER THE BUSINESS, DUE TO THEIR LARGE OWNERSHIP STAKE IN OUR CAPITAL STOCK, GIVING THEM THE ABILITY TO EXERT INFLUENCE OVER US TO THE DETRIMENT OF MINORITY SHAREHOLDERS, WHICH MAY LIMIT SHAREHOLDERS’ ABILITY TO INFLUENCE THE OUTCOME OF KEY DECISIONS.

Miriam Blech currently controls approximately 9% of our outstanding voting capital stock, including 60% of our Series C preferred stock.  Isaac Blech currently controls approximately 6% of our outstanding voting capital stock, including 40% of our Series C preferred stock.  Together, Mr. and Mrs. Blech currently control approximately 15% of our outstanding voting capital stock, including 100% of our Series C preferred stock.  The holders of a majority of the shares of Series C preferred stock have the right to appoint four members and one observer to the Board of Directors.  In addition, the vote of a majority of the shares of the Series C preferred stock are required to approve, among other things, (i) any issuance of capital stock which is senior to or pari passu with the Series C preferred stock; (ii) any issuance of additional shares of preferred stock; (iii) any dividends or payments on outstanding securities; (iv) any liquidation or winding up activities of the company, (v) any change in control or change in the nature of our business, and (vi) any amendment to the articles of incorporation, by-laws or other governing documents that would result in an adverse change to the rights, preferences, or privileges of the Series C preferred stock.  Accordingly, Mr. and Mrs. Blech have substantial control over the business and may decide the outcome of matters submitted to our stockholders for approval, including mergers (other than strategic mergers), consolidations and the sale of all or substantially all of the Company’s assets, and can also prevent or cause a change in control. The interests of Mr. and Mrs. Blech may differ from the interests of other stockholders. Third parties may be discouraged from making a tender offer or bid or it may make it easier for them to acquire Premier because of this concentration of ownership.

OUR FAILURE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL COULD HAVE AN ADVERSE EFFECT ON US.

Our ability to attract and retain qualified professional and/or skilled personnel in accordance with our needs, either through direct hiring or acquisition of other firms employing such professionals, is an important factor in determining our future success. The market for these professionals is competitive, and there can be no assurance that we will be successful in our efforts to attract and retain needed personnel. Our success is also highly dependent upon the continued services of our key officers, and we do not maintain key employee insurance on any of our executive officers.

If we are unable to retain qualified personnel, the roles and responsibilities of those employees will need to be filled, which may require that we devote time and resources to identifying, hiring and integrating new employees. In addition, the failure to attract and retain key employees, including officers, could impair our ability to provide services to our clients and conduct our business effectively.

Risks Related to the Energy Solutions (“ES”) Segment

CHANGES IN LAWS, REGULATIONS AND POLICIES THAT AFFECT THE ES BUSINESS COULD ADVERSELY AFFECT THE ES SEGMENT’S FINANCIAL RESULTS.

The ES segment is subject to numerous laws, regulations and policies. Changes in the laws, regulations and policies, including the interpretation or enforcement thereof, that affect, or will affect, the ES business, including changes in the scope of regulation by regulatory agencies, accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the ES segment may take as a result could adversely affect the ES segment.

THE ES SEGMENTS’ SUCCESS DEPENDS, IN PART, ON MAINTAINING GOOD RELATIONSHIPS WITH ITS DISTRIBUTION CHANNELS.

The ES segments success depends, in part, on its maintaining satisfactory relationships with its distribution channels. Our ES segment does not have long-term supply or distribution contracts. The vast majority of ES sales are affected on a purchase order basis that requires the ES business to meet expectations of delivery, quality and pricing of products, at both the distribution channel level and at the level of the ultimate consumer who uses ES’s products. If the ES segment fails to meet expected standards, its revenues would decline and this could result in a material adverse effect on its business.

CONSUMERS MIGHT NOT ADOPT THE ES ALTERNATIVE ENERGY SOLUTIONS.

The power generation solutions ES provides are relatively new alternative energy means that consumers may not adopt at levels sufficient to grow this segment of business. ES cannot assure that consumers will choose to use its solutions at levels sufficient to sustain its business in this area. This development may be impacted by many factors, including:

• Market acceptance of ES products;
• The cost competitiveness of these systems;
• Regulatory requirements; and
• The emergence of newer, more competitive technologies and products.

LOSS OF FAVORABLE TAX BENEFITS AND OTHER GOVERNMENTAL INCENTIVES COULD SUBSTANTIALLY HARM THE ES SEGMENT’S OPERATING MARGINS.

A number of ES’s products and services have been aided by federal tax incentives. Because alternative fuels have historically been more expensive to produce than diesel or petroleum fuel, the biofuels industry has depended on governmental incentives that have effectively brought the price of biofuels more in line with the price of diesel fuel to the end user. These incentives have supported a market for biofuels that might not exist without the incentives. Loss of these incentives may render some of the solutions from ES unmarketable.

THE DECREASE OR LACK OF INCREASE IN THE COST OF ENERGY GENERATED BY TRADITIONAL SOURCES MAY CAUSE THE DEMAND FOR ES SERVICES TO DECLINE.

Decreases in the costs associated with traditional sources of energy, such as prices for commodities like coal, oil and natural gas, will reduce demand for energy efficiency and renewable energy solutions. Technological progress in traditional forms of electricity generation or the discovery of large new deposits of traditional fuels could reduce the cost of electricity generated from those sources and as a consequence reduce the demand for ES’s solutions. Any of these developments could have a material adverse effect on the ES business.

THE FAILURE OF ES SUBCONTRACTORS TO PROPERLY AND EFFECTIVELY PERFORM THEIR SERVICES COULD CAUSE DELAYS IN THE DELIVERY OF THE ES ENERGY EFFICIENCY SOLUTIONS.

The ES businesses success depends on its ability to provide quality, reliable energy efficiency solutions in a timely manner, which in part requires the proper removal and installation of lighting, mechanical and electrical systems and other products by the segment’s contractors and subcontractors upon which we depend. A significant portion of ES’s energy efficiency solutions are installed by contractors or subcontractors. Any delays, malfunctions, inefficiencies or interruptions in ES’s energy efficiency solutions caused by improper installation could cause it to have difficulty retaining current clients and attracting new clients. Such delays could also result in additional costs that could affect the profit margin of ES projects. In addition, the ES business segment brand, reputation and growth could be negatively impacted.

CHANGES IN LAWS, REGULATIONS AND POLICIES IN RELATION TO ENERGY EFFICIENCY MANDATES THAT AFFECT OUR BUSINESS COULD ADVERSELY AFFECT FINANCIAL RESULTS.

Our business plan is partially based upon providing the services mandated by the City of New York in the Greener Greater Buildings Plan legislation, specifically local law 87.  If the law is overturned or implementation, is delayed, there will be an impact to the market that has developed for these services, and in turn, our business plan.

INTENSE COMPETITION IN OUR TARGET MARKET OF NEW YORK CITY COULD IMPAIR OUR ABILITY TO GROW AND TO ACHIEVE PROFITABILITY.

The market for local law 87 work has been developing rapidly over the past three years and continues to change as new entrants enter the market and the law’s requirements are fully published.  If low cost, low quality operators enter the market and drive the price of these services down, this will present a risk to our revenue projections.  Alternatively, if large engineering firms begin offering these services at lower prices as a loss leader to acquire advanced services contracts, this will also affect our potential revenue.  A significant growth challenge is to find an effective business model to monetize the energy efficiency reports delivered annually to our clients.

Risks Related to Root9B, LLC (“Root9B”)

OUR FAILURE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL COULD HAVE AN ADVERSE EFFECT ON US.

Our ability to attract and retain qualified professional and/or skilled personnel in accordance with our needs, either through direct hiring or acquisition of other firms employing such professionals, is an important factor in determining our future success. The market for these professionals is very competitive as well as limited for senior level operators with the vast Department of Defense experience we target.  There can be no assurance that we will be successful in our efforts to attract and retain the needed personnel.  The failure to attract and retain skilled personnel could impair our ability to provide services to our clients and conduct our business effectively by limiting the number of engagements we can handle concurrently and could limit our ability to work on large scale projects.

INTENSE COMPETITION IN OUR TARGET MARKETS COULD IMPAIR OUR ABILITY TO GROW AND TO ACHIEVE PROFITABILITY.

The market for cyber solutions work has been developing rapidly over the past several years and continues to change as new entrants enter the market and as legislation moves forward in this area.  As competition increases, there could be impact on the markets and pricing which will present a risk to the revenue projections for Root9B

Risks Related to Our Stock

THE MARKET FOR OUR COMMON STOCK IS LIMITED.

Our common stock is thinly-traded and any recently reported sales price may not be a true market-based valuation of our common stock. There can be no assurance that an active market for our common stock will develop.  In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to operating performance.  Consequently, holders of shares of our common stock may not be able to liquidate their investment in our shares.

OUR EXISTING PREFERRED STOCK HAS LIQUIDATION PREFERENCES THAT MAY AFFECT COMMON STOCK HOLDERS.

In the event of our dissolution, liquidation or change of control, the holders of our Series B, Series C and Series D preferred stock will receive a liquidation preference in priority over the holders of common stock.  A consolidation or merger, a sale of all or substantially all of our assets, or a sale of 50% or more of our common stock would be treated as a change of control for this purpose.  Therefore, it is possible that holders of common stock will not obtain any proceeds upon any such event.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE PREFERRED STOCK AND EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO EXISTING STOCKHOLDERS.

The issuance of shares upon conversion of our outstanding preferred stock and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion.

OUR COMMON STOCK MAY BE CONSIDERED A “PENNY STOCK."

The SEC has adopted regulations that generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions.  This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors hereunder to sell their shares.  In addition, since our common stock is traded on the OTCQB, investors may find it difficult to obtain accurate quotations of the stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

THERE ARE RISKS ASSOCIATED WITH OUR STOCK TRADING ON THE OTCQB RATHER THAN A NATIONAL EXCHANGE.

There are significant consequences associated with our stock trading on the OTCQB rather than a national exchange. The effects of not being able to list our securities on a national exchange include:

•	Limited release of the market prices of our securities;
•	Limited news coverage of our Company;
•	Limited interest by investors in our securities;
•	Volatility of our stock price due to low trading volume;
•	Increased difficulty in selling our securities in certain states due to “blue sky” restrictions;
•	Limited ability to issue additional securities or to secure financing.

WE DO NOT INTEND TO PAY CASH DIVIDENDS ON OUR COMMON STOCK. AS A RESULT, STOCKHOLDERS WILL BENEFIT FROM AN INVESTMENT IN THE COMMON STOCK ONLY IF IT APPRECIATES IN VALUE.

We have never paid a cash dividend on our common stock, and do not plan to pay any cash dividends in the foreseeable future. We currently intend to retain any future earnings to finance operations and further expand and grow the business, including growth through acquisitions. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. We cannot assure you that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders.  We will receive proceeds from exercising the options, if any.  We will apply such proceeds, if any, for working capital and general corporate purposes.

SELLING STOCKHOLDERS

The following table sets forth the information as to the ownership of our securities by the Selling Stockholders on August 13, 2014, at which time 29,556,639 shares of our common stock were outstanding.  Unless otherwise indicated, it is assumed that each Selling Stockholder listed below possesses sole voting and investment power with respect to the shares owned as of such date by the Selling Stockholder, including those issuable upon exercise of warrants or options.  Other than indicated below, none of the Selling Stockholders has had a material relationship with us or any of our predecessors or affiliates within the past three years. Unless otherwise indicated, to our knowledge none of the selling shareholders or their beneficial owners are broker-dealers or affiliated with broker-dealers.

A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the filing of this prospectus upon the exercise of options and warrants or conversion of convertible securities.  Each selling stockholder’s percentage ownership is determined by dividing the number of shares beneficially owned by that person by the total number of shares beneficially owned, increased to reflect the shares underlying the options, warrants and convertible securities that are held by such person, but not held by any other person.

Selling Stockholder (2)	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Underlying Preferred Stock, options, and Warrants Owned Before the Offering	Total Number of Shares of Common Stock and Shares Underlying Options to be Offered (1)	Shares of Common Stock and/or Common Stock Underlying Preferred Stock and Warrants to be Beneficially Owned After the Offering	Percentage of Common Stock Beneficially Owned After the Offering

Isaac Blech(3)	834,231	625,000	75,000	1,384,231	4.7%
Kevin Carnahan(4)	10,929	393,334	75,000	329,263	1.1%
John Catsimatidis(5)	41,684	708,334	75,000	675,018	2.3%
Wesley Clark(6)	0	375,000	75,000	300,000	1.0%
Pat Kolenik (7)	199,117	715,000	75,000	839,117	2.8%
Greg Morris (8)	0	225,000	75,000	150,000	*
Seymour Siegel(9)	15,518	225,000	75,000	165,518	*
Cary Sucoff(10)	52,945	881,440	75,000	859,385	2.9%
TOTAL	1,154,424	4,148,108	600,000	4,702,532

*           Less than 1%
(1)
Represents shares of common stock underlying stock options issued pursuant to the Plan.  Represents the shares held by the selling stockholders which we have agreed to include in this Registration Statement.

(2)
Assumes all of the shares being offered under this prospectus will be sold by the selling stockholders.  However, we are unable to determine the exact number of shares that will actually be sold or when or if sales will occur.

(3)
Represents 834,231 shares of common stock, 50,000 shares of stock issuable upon exercise of warrants granted June 2011 for board service and 400,000 shares of stock issuable upon exercise of warrants granted May 2012 upon Mr. Blech accepting the position of Vice Chairman of the Board of Directors, both held directly in the name of Isaac Blech. Also includes 100,000 shares of common stock issuable upon exercise of stock options granted in July 2012,  2013 and 2014 for annual board service,

(4)
Includes 100,000 shares issuable upon exercise of warrants held by Kevin Carnahan granted in September 2011, 50,000 shares of common stock issuable upon exercise of stock options granted in July 2012 and 75,000 shares of common stock issuable upon exercise of stock options granted July 2013 and 2014 for annual board service. Also represents 70 shares of Series D Preferred Stock convertible into 93,334 shares of common stock and dividends issued on the Series D Preferred Stock in 2013 and 2014.

(5)
Represents 300,000 shares of common stock issuable upon exercise of stock options issued July 18, 2012 upon his becoming a new member of the Board of Directors.  Includes 250 shares of Series D Preferred Stock convertible into 333,334 shares of common stock and dividends issued on the Series D Preferred Stock in 2013 and 2014. Also includes 75,000 shares of common stock issuable upon exercise of stock options granted in July 2014 for annual board service.

(6)
Represents 300,000 shares of common stock issuable upon exercise of stock options issued August 14, 2012 upon his becoming a new member of the Board of Directors.  Also includes 75,000 shares of common stock issuable upon exercise of stock options granted in July 2014 for annual board service.

(7)
Includes 540,000 shares issuable upon exercise of warrants. The warrants were granted in April 2010, March 2011, June 2011 and March 2012 and expire in 5 years from issue. Also includes 155,044 shares of common stock held by Huntington Laurel Partners LP of which Mr. Kolenik is a General Partner. Mr. Kolenik shares investment and voting power of the Huntington Laurel Partners shares, and disclaims beneficial ownership to 77,522 of those shares. Also includes 25,000 shares of common stock issuable upon exercise of stock options granted in July 2012, and 75,000 shares of common stock issuable upon exercise of stock options granted in July 2013 and 2014 for annual board service.

(8)
Includes 50,000 shares issuable upon exercise of warrants held by Greg Morris, granted in June 2011. Also includes 25,000 shares issuable upon exercise of stock options granted in July 2012 and 75,000 shares issuable upon exercise of stock options granted in July 2013 and 2014 for annual board service.

(9)
Represents 150,000 shares of common stock issuable upon exercise of stock options. 25,000 shares were granted on March 14, 2012 for past board service with GreenHouse and an additional 50,000 on July 1, 2012 upon his being named to the Board of Directors for Premier. 75,000 were granted in July 2013 and 2014 for annual board service

(10)
Includes 706,440 shares issuable upon exercise of warrants. The warrants were granted in April, June, and December of 2010 and March 2011 and June 2011, and March 2012 and expire in 5 years from issue. Also includes 25,000 shares of common stock issuable upon exercise of stock options granted in July 2012 and 75,000 shares issuable upon exercise of stock options granted in July 2013 and 2014 for annual board service.

PLAN OF DISTRIBUTION

Shares covered by this reoffer prospectus will be sold by the selling stockholders as principals for their own account.  We will not receive any proceeds from sales of any shares by the selling stockholders.  We will, however, receive the exercise price of any options that are exercised.

The selling stockholders may sell shares pursuant to this reoffer prospectus from time to time in transactions on or through the OTC Bulletin Board, in privately negotiated transactions or in a combination of such transactions.

Each sale may be made either at the market price prevailing at the time of sale or at a negotiated price.  Sales may be made through brokers or to dealers, and such brokers or dealers may receive compensation in the form of commissions or discounts not exceeding those customary in similar transactions.  All selling and other expenses incurred by individual selling stockholders will be borne by those selling stockholders.

Any shares covered by this reoffer prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

The selling stockholders and any dealer acting in connection with the offering or any broker executing a sell order on behalf of a selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares by a selling stockholder and any commissions or discounts received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act.  In addition, any such broker or dealer may be required to deliver a copy of this reoffer prospectus to any person who purchases any of the shares from or through such broker or dealer.

LEGAL MATTERS

Ruskin, Moscou Faltischek P.C. will deliver an opinion that the issuance of the shares covered by this Prospectus has been approved by our Board of Directors and that such shares, when issued, will be duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company.

EXPERTS

The consolidated financial statements of the Company as of and for the year ended December 31, 2013 have been audited by Cherry Bekaert, LLP, an independent registered public accounting firm, as set forth in their report therein dated March 28, 2014.  Such consolidated financial statements have been included herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-8 that we filed with the SEC.  This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits filed with the registration statement.

We are subject to the information requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and file annual, quarterly and current reports, proxy statements and other information with the SEC.  You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov or through our website at www.premieralliance.com.  Information contained on our website is not considered to be a part of, nor incorporated by reference in, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents, which have been filed by us with the SEC pursuant to the Exchange Act, are incorporated by reference in this prospectus as of their respective dates:

(a)           Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on March 28, 2014.

(b)           Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014 and June 30, 2014, filed with the Commission on May 14, 2014 and August 13, 2014, respectively.

(c)           Our Current Reports on Form 8-K filed with the Commission on January 22, 2014, April 02, 2014, May 22, 2014, August 14, 2014, and August 19, 2014.

(d)           The 2008 Stock Incentive Plan is contained in our Registration Statement on Form S-8 filed with the Commission on August 17, 2011.

(e)           The Notice of Annual Meeting and definitive Proxy Statement filed with the Commission on June 23, 2014 in connection with our 2014 Annual Meeting;

(f)           The description of our common stock to be offered hereby is contained in our Post-Effective Amendment for Registration Statement on Form S-1 filed with the Commission on May 12, 2014.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

600,000 Shares
Common Stock

PREMIER ALLIANCE GROUP, INC.

PROSPECTUS

September 2, 2014

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents, which have been filed by us with the SEC pursuant to the Exchange Act, are incorporated by reference in this prospectus as of their respective dates:

(a)           Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on March 28, 2014.

(b)           Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014 and June 30, 2014, filed with the Commission on May 14, 2014 and August 13, 2014, respectively.

(c)           Our Current Reports on Form 8-K filed with the Commission on January 22, 2014, April 02, 2014, May 22, 2014, August 14, 2014, and August 19, 2014.

(d)           The 2008 Stock Incentive Plan is contained in our Registration Statement on Form S-8 filed with the Commission on August 17, 2011.

(e)           The Notice of Annual Meeting and definitive Proxy Statement filed with the Commission on June 23, 2014 in connection with our 2014 Annual Meeting;

(f)           The description of our common stock to be offered hereby is contained in our Post-Effective Amendment for Registration Statement on Form S-1 filed with the Commission on May 12, 2014.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.     Description of Securities

Not applicable.

Item 5.     Interests of Named Experts and Counsel

Not applicable.

Item 6.     Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation’s Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act.  Our Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware General Corporation Law.  In addition, we maintain insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as officers and directors of our company.

Item 7.     Exemption From Registration Claimed

Not applicable.

Item 8.     Exhibits
4.1	2008 Stock Incentive Plan amendment

5.1	Opinion of Ruskin Moscou Faltischek, P.C.

23.1	Consent of Cherry Bekaert, LLP

23.2	Consent of Ruskin Moscou Faltischek, P.C. (incorporated in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

Item 9.     Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on September 2, 2014.

PREMIER ALLIANCE GROUP, INC.

By:	/s/ Kenneth T Smith
Kenneth T Smith
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoint Joseph J Grano Jr and Kenneth T Smith his attorney-in-fact for him in any and all capacities, to sign any amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the 2nd day of September 2014.

Signature	Title

/s/ Joseph J Grano Jr	Chief Executive Officer, Director
Joseph J Grano Jr.	(Principal Executive Officer)

/s/ Keneth T Smith	Chief Financial Officer
Kenneth T Smith	(Principal Financial and Accounting Officer)

/s/ Isaac Blech	Director
Isaac Blech

/s/ Kevin Carnahan	Director
Kevin Carnahan

/s/ John Catsimatidis	Director
John Catsimatidis

Director
Wesley Clark

/s/ Patrick Kolenik	Director
Patrick Kolenik

/s/ Gregory Morris	Director
Gregory C. Morris

Director
Harvey Pitt

/s/ Anthony Sartor	Director
Anthony Sartor

/s/ Cary Sucoff	Director
Cary W. Sucoff

/s/ Seymour Siegel	Director
Seymour Siegel